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                                                                    EXHIBIT 23.2

           CONSENT OF ERNST & YOUNG LLP INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 22, 1999, and November 19, 1999, with respect to the financial statements of CDM On-Line, Inc. (predecessor), and to the use of our report dated February 11, 2000 (expect Note 16, as to which the date is April 27, 2000), with respect to the consolidated financial statements of Primary Network Holdings, Inc. (successor), included in Amendment No. 1 to the Registration Statements (Form S-4 No. 333-39884 and No. 333-39884-01, respectively) and related Prospectus of MGC Communications, Inc. and its wholly-owned subsidiary Mpower Holding Corporation for the registration of $429,463,000 of its 13% Senior Notes due 2010.



                                                   /S/ ERNST & YOUNG LLP



St. Louis, Missouri
July 21, 2000